EX-99.B(d)(93)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

SSgA Funds Management, Inc.

Dated October 11, 2005, as amended January 26, 2011

SEI INSTITUTIONAL INVESTMENTS TRUST

Large Cap Index Fund

Extended Market Index Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

SSgA Funds Management, Inc.

Dated October 11, 2005, as amended January 26, 2011

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		SSgA Funds Management, Inc.

By:	/S/ Eric J. Hoerdemann	By:	/s/ James Ross

Name:	Eric J. Hoerdemann	Name:	James Ross

Title:	Vice President	Title:	President